EXHIBIT 99




                                                           FOR IMMEDIATE RELEASE
                                                       CONTACT: Laura Overstreet
                                                                  (703) 708-9281

        THE NATIONAL REGISTRY INC. COMPLETES $7 MILLION EQUITY FINANCING

      TAMPA, FL (FEBRUARY 6, 1997)--The National Registry Inc. (NRI) announced today that it has completed a new Regulation D private financing pursuant to which NRI issued an aggregate of 350,000 shares of NRI Series C Preferred Stock to two accredited investment funds for a gross cash purchase price of $7 million before commissions and expenses.

      "The purpose of this financing is to provide NRI with additional operating funds, including funds to complete the NRIdentity(TM) product line and our recently announced Secure Authentication Facility for Windows NT(R), believed to be the industry's first client/server biometric authentication product for the Windows NT environment," said John L. Gustafson, NRI's president and chief executive officer.

      Shares of Series C Preferred Stock are convertible at the option of the holder into shares of NRI Common Stock at the lesser of (i) $2.375 per share or
(ii) 82.5% of a floating price equal to the average closing bid price of the Common Stock for the five trading days immediately preceding the date of conversion. The Series C Preferred Stock is convertible, as to one-third of such shares, beginning 121 days after the closing date, as to an additional one-third of such shares, beginning 151 days after the closing date and, as to the remaining shares, beginning 181 days after the closing date. All shares of Series C Preferred Stock issued and outstanding as of February 4, 2000 will automatically be converted into shares of Common Stock. The Company may redeem the Series C Preferred Stock at any time based upon a formula relating to the then applicable conversion price. In addition, as part of such transaction, the Company issued to such accredited investment funds warrants to purchase, within five years of the date of closing, up to 400,000 shares of Common Stock at an exercise price of $2.6125 per share, subject to certain adjustments from time to time. The Company has agreed to file a registration statement covering the underlying Common Stock.

      The Series C Preferred Stock referred to above has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States, or to U.S. persons, absent registration or an applicable exemption from such registration requirements.

      The National Registry Inc., based in Tampa, Florida, brings The Power of Positive Identification(TM) to business and government. The Company provides cost-effective finger imaging technology to verify individual identity, protect business and personal information, and to replace or enhance passwords and PINs to safeguard and simplify access to electronic systems and enable new on-line services for customers. NRI is a leading supplier of finger image-based personal identification systems for use by state and local governments. NRI stock is traded on Nasdaq (symbol NRID). Further information is available through NRI's World Wide Web Site:
HTTP://WWW.NRID.COM.


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